UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.03 Amendments to Articles of Incorporation and Bylaws; Change in Fiscal Year.

On June 16, 2010, NexMed, Inc. (the “Company”) amended its Amended and Restated Articles of Incorporation by filing a Certificate  of Change pursuant to Nevada Revised Statutes 78.209 (the “Certificate  of  Change”) with the Nevada Secretary of State.  The Certificate of Change was filed in connection with a 15-for-1 reverse split of the Company’s issued and outstanding common stock, par value $0.001 per share, and a proportional decrease in the number of shares of the Company’s authorized common stock (the “Reverse Split”).  A copy of the Certificate of Change is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Reverse Split will become effective at 12:01 a.m., Eastern time, on June 21, 2010 (the “Effective Time”), and the Company’s common stock will commence trading on a split-adjusted basis on The Nasdaq Capital Market when the market opens on June 21, 2010.  The common stock will continue to trade under the ticker symbol “NEXM”, although the letter “D” will be temporarily appended to the ticker symbol for twenty trading days following the Reverse Split.  At the Effective Time, each fifteen (15) shares of the Company’s common stock issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into one (1) share of the Company’s common stock, par value $0.001 per share.  Further, the total number of authorized shares of common stock of the Company will be decreased from 270,000,000 shares of common stock to 18,000,000 shares of common stock.  Because the number of authorized shares of common stock are being proportionately reduced, no shareholder vote was required under applicable law to effect the Reverse Split.  Any fractional share interest that would otherwise result from the Reverse Split will be rounded up to the nearest whole share.  As a result, no fractional shares will be issued in connection with the Reverse Split, nor will any cash payments be made in respect of any fractional share interests.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

3.1	Certificate of Change filed with the Nevada Secretary of State

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: June 17, 2010